EXHIBIT 12

                      GENERAL MOTORS ACCEPTANCE CORPORATION

                       RATIO OF EARNINGS TO FIXED CHARGES
                            (In millions of dollars)
                                                       Six Months Ended
                                                           June 30
                                                      -------------------
                                                        1997       1996
                                                      ---------  --------
Consolidated net income............................   $  709.7   $  659.1
Provision for income taxes.........................      503.4      409.3
                                                      --------   --------
Consolidated income before income taxes............    1,213.1    1,068.4
                                                      --------   --------
Fixed charges
      Interest, debt discount and expense..........    2,577.7    2,464.3
      Portion of rentals representative of the
       interest factor.............................       29.4       27.6
                                                      --------   --------
Total fixed charges................................    2,607.1    2,491.9
                                                      --------   --------
Earnings available for fixed charges...............   $3,820.2   $3,560.3
                                                      ========   ========
Ratio of earnings to fixed charges.................     1.47       1.43
                                                      ========   ========

                                         Years Ended December 31
                             ------------------------------------------------
                               1996      1995      1994      1993      1992
                             --------  --------  --------  --------  --------
Consolidated net income* ..  $1,240.5  $1,031.0  $  927.1  $  981.1  $1,218.7
Provision for income taxes      837.2     752.2     512.7     591.7     882.3
                             --------  --------  --------  --------  --------
Consolidated income before
  income taxes ............   2,077.7   1,783.2   1,439.8   1,572.8   2,101.0
                             --------  --------  --------  --------  --------
Fixed Charges
  Interest, debt discount
    and expense ...........   4,937.5   4,936.3   4,230.9   4,721.2   5,828.6
  Portion of rentals
    representative of the
    interest factor .......      77.8      54.5      51.2      43.6      31.7
                             --------  --------  --------  --------  --------
Total fixed charges .......   5,015.3   4,990.8   4,282.1   4,764.8   5,860.3
                             --------  --------  --------  --------  --------
Earnings available for
  fixed charges ...........  $7,093.0  $6,774.0  $5,721.9  $6,337.6  $7,961.3
                             ========  ========  ========  ========  ========
Ratio of earnings to
  fixed charges ...........    1.41      1.36      1.33      1.33      1.35
                             ========  ========  ========  ========  ========

* Before cumulative effect of accounting change of ($7.4) million in 1994 and ($282.6) million in 1992.